Exhibit 10.23

LEASE AMENDMENT ELEVEN

(Expansion)

THIS LEASE AMENDMENT ELEVEN (“Amendment”) is made as of the 2nd day of September, 2009 between RFP Mainstreet 2100 RiverEdge, LLC (“Landlord”), a Delaware limited liability company, successor-in-interest to CMD Realty Investment Fund IV, L.P., an Illinois limited partnership, and IntercontinentalExchange, Inc. (“Tenant”), a Delaware corporation.

A. Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 400, 500, 600, 650 and LL19 (“Premises”; sometimes referred to herein as the “Existing Premises”) in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, Lease Amendment Six dated October 12, 2005, Lease Amendment Seven dated October 12, 2006, Lease Amendment Eight dated November 28, 2006, Lease Amendment Nine dated February 21, 2007, Lease Term Adjustment Confirmation Letter dated April 16, 2007, Lease Term Adjustment Confirmation Letter dated May 2, 2007 and Lease Amendment Ten dated May 17, 2008 (“Lease Amendment Ten”) (collectively, and as amended herein, “Lease”).

B. The parties mutually desire to amend the Lease on the terms hereof.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.

1. Additional Premises. Certain space, the approximate location of which is shown on Exhibit A hereto on the fourth (4th) floor of the Building, and which shall be deemed to contain 3,115 square feet of rentable area for purposes hereof (the “Additional Premises”), shall be added to and become a part of the Existing Premises commencing on the earlier to occur of (a) November 1, 2009, and (b) the date Tenant commences to use the Additional Premises for the operation of its business (“Additional Premises Commencement Date”) and continuing co-terminously with the New Expiration Date (as defined in Lease Amendment Ten), as the same may be extended, subject to the terms herein. Upon the occurrence of the Additional Premises Commencement Date, the Additional Premises shall be deemed to be part of Suite 425.

2. Base Rent. Tenant shall pay monthly Base Rent for the Additional Premises as provided below and otherwise as provided in the Lease:

Additional Premises Base Rent Schedule

Period	Additional Premises Monthly Base Rent
Additional Premises Commencement Date – October 31, 2010	$6,089.82
November 1, 2010 – October 31, 2011	$6,211.62
November 1, 2011 – October 31, 2012	$6,335.85
November 1, 2012 – October 31, 2013	$6,462.57
November 1, 2013 – September 30, 2014	$6,591.82

3. Expenses and Taxes Base Year. Commencing on the Additional Premises Commencement Date: (i) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Taxes and Expenses, over the respective amounts for the year 2008, and as otherwise provided in the Lease, and (ii) “Tenant’s Share” for the Additional Premises shall be one and 17/100 percent (1.17%), for purposes hereof.

4. Consolidated or Separate Billings. The Base Rent, Taxes, Expenses and all other charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Existing Premises as one unit for computation and billing purposes.

5. Other Terms. Except to the extent inconsistent herewith or provided to the contrary herein: (a) commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Existing Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises, and (b) all provisions of the Lease currently in effect or scheduled to become effective shall remain in effect and become effective in accordance with their terms, except for any provisions which by their express terms have lapsed, are scheduled to lapse, or were to be in effect only during the initial Term or other period (in which case such express terms shall govern the periods during which such provisions were, or will remain, in effect).

6. Tenant Improvements.

(a) Condition of Additional Premises. Tenant has been occupying the Existing Premises, and has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as provided herein. Notwithstanding the foregoing to the contrary, Landlord hereby represents that to Landlord’s actual knowledge as of the date of this Amendment: (i) the Building standard mechanical, electrical, plumbing, sprinkler and HVAC equipment servicing the Additional Premises are in good working order, and (ii) there are no current material violations of Laws affecting Tenant’s use of the Additional Premises. “Landlord’s actual knowledge” herein means the actual knowledge of the Property Manager for the management company for the Property.

(b) Demising Work. Landlord shall perform certain work in demising the Additional Premises into the portion of the Existing Premises on the fourth floor of the Building and in altering the common corridor on the fourth floor of the Building necessitated by Tenant’s leasing of the Additional Premises, all as more particularly described in scope of work prepared by Peacock Partnership, Inc., a copy of which is attached to this Amendment as Exhibit B (the “Demising Work”). Tenant shall pay to Landlord, within ten (10) days after Landlord’s written demand therefor, a portion of the cost incurred by Landlord in performing the Demising Work equal to $5,251.00 plus an administrative fee equal to three percent (3%) of the foregoing amount (“Demising Work Cost”). Tenant shall grant Landlord and Landlord’s contractors such access as to the Premises as may be necessary or desirable for Landlord to complete the Demising Work, and no such entry shall be deemed an eviction or a partial eviction or entitle Tenant to abatement of rent or any other remedy. Tenant shall cooperate with Landlord in the performance of the Demising Work, including, without limitation, moving employees, furniture, equipment and other personal property as may be reasonably requested by Landlord in order to ensure the expeditious and safe completion of the Demising Work.

7. Early Access; Possession Date. Landlord shall permit Tenant to enter the Additional Premises on the business day immediately following the date Landlord substantially completes the Demising Work (“Possession Date”) but Tenant shall with respect to the Additional Premises have no obligation to pay Landlord the Additional Premises Rent (consisting of Base Rent, Taxes and Expenses) for such period prior to the Additional Premises Commencement Date (as defined in Section 1 above). During any period that Tenant shall enter the Additional Premises prior to the Additional Premises Commencement Date to perform Work under Exhibit C hereto, or to install telecommunications and computer cabling, equipment and furniture, Tenant shall comply with all terms and provisions of the Lease, except that the Additional Premises Commencement Date shall not occur based on such early possession for such purposes.

8. Parking. Tenant and its employees shall have a license to use a total of 3.5 general parking spaces per 1,000 rentable square feet of the Additional Premises (i.e., eleven (11) general parking spaces) on a non-exclusive, unassigned “first come, first served” basis in the unreserved areas of the Parking Facility. The aforesaid parking spaces shall be free of separate parking charges through the New Expiration Date. Use by Tenant and its employees of the preceding parking spaces shall be governed by the existing provisions of the Lease regarding parking, except as expressly modified herein. Nothing contained in this Section 8 shall be deemed to modify any of Tenant’s existing parking rights in the Lease.

9. Real Estate Brokers. Tenant hereby represents to Landlord and Landlord hereby represents to Tenant that neither party has dealt with any broker, salesperson, agent or finder in connection with this Amendment, except Jones Lang LaSalle Americas, Inc. (“Landlord’s Broker”) and CB Richard Ellis (“Tenant’s Broker”). Landlord hereby agrees to defend, indemnify and hold Tenant, and Tenant’s employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from any claim or demands made by Landlord’s Broker for any commission or fee alleged to be due in connection with this

Amendment. Tenant hereby agrees to defend, indemnify and hold Landlord and Landlord’s employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from any claims or demands of Tenant’s Broker for any commission or fee alleged to be due in connection with this Amendment. Each party agrees to defend, indemnify and hold the other party, and its employees, agents and affiliates harmless from all liabilities and expenses (including reasonable attorneys’ fees and court costs) arising from any claims or demands of any other broker, salesperson, agent or finder with whom the indemnifying party has dealt for any commission or fee alleged to be due in connection with this Amendment.

10. Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.

11. Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.

12. Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.

13. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

14. Consent. Landlord represents and warrants to Tenant that all of Landlord’s lenders have consented to this Amendment.

15. OFAC Certification. Tenant certifies that:

(a) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and

(b) It is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.

Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD: [SEAL]

RFP MAINSTREET 2100 RIVEREDGE, LLC, a Delaware limited liability company

By:	/s/ Paul J. Kilgallon
Paul J. Kilgallon, President

TENANT: [SEAL]

INTERCONTINENTALEXCHANGE, INC., a Delaware corporation

By:	/s/ Scott A. Hill
Scott A. Hill Senior Vice President & Chief Financial Officer

EXHIBIT A

FLOOR PLATE SHOWING ADDITIONAL PREMISES

A-1

EXHIBIT B

DEMISING WORK

Building/Suite------->	2000 - ICE	500
Description	Cost	Per SF
General Conditions	1,050	2.10
Demolition	400	0.80
Millwork	1,000	2.00
Doors/Glass	2,118	4.24
Drywall	3,650	7.30
ACT	525	1.05
Painting	750.00	1.50
Flooring	200.00	0.40
Plumbing	250.00	0.50
Fire Sprinkler	350.00	0.70
HVAC	775.00	1.55
Electric	225.00	0.45
Fire Alarm	—	—
OH/lns./Fee	1,157.53	2.32

TOTAL	12,451	24.90

B-1

EXHIBIT C

WORK LETTER

This Exhibit is a “Work Letter” to the foregoing Lease Amendment Eleven (referred to herein for convenience as the “Lease Document”).

I. BASIC ARRANGEMENT. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VI) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”).

II. PLANNING. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VI). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.

(a) Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.

Notwithstanding anything contained herein to the contrary, Tenant agrees to engage Peacock Architects to prepare the Construction Drawings (as defined below).

(b) Space Plan and Construction Drawings. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VI) to Landlord for approval. Landlord shall, within ten (10) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. Landlord shall review or comment on all revised plans and drawings (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to a revised Space Plan, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such plan or drawing, unless the revisions affect any other portion of the plan or drawing or unless Landlord discovers a previously undetected material error in another portion of the plan or drawing). To the extent required by Landlord or the nature of the Work and as further described in Section VI, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VI below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within fifteen (15) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval. If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. Landlord shall review or comment on all revised Construction Drawings and revised Engineering Report (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to revised Construction Drawings or revised Engineering Report, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such revised Construction Drawings or revised Engineering Report, unless the revisions affect any other portion of the revised Construction Drawings or revised Engineering Report or unless Landlord discovers a previously undetected material error in another portion of the revised Construction Drawings or revised Engineering Report). The Construction Drawings shall include a usable computer aided design (CAD) file. In the event that Landlord fails to timely pay the Allowance in accordance with this Section I.b. and such failure continues for more than five (5) business days following receipt of written notice from Tenant of such failure, then the unpaid amount of the Allowance shall accrue interest from the due date at the Default Rate until payment is received by Landlord.

(c) Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold, condition or delay approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property.

(d) Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph II.e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above. Upon request, at no cost to Landlord, Landlord shall (if Landlord has approved same as provided above) assist Tenant in obtaining all such permits and other items.

(e) Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval, which written request or revised Plans shall be reviewed by Landlord in the manner provided for in Section II.b. above. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition or delay its approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section VI. In the event that the Premises are not constructed in substantial accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.

III. CONTRACTORS AND CONTRACTS. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and those of Landlord and other occupants of the Property so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America. Such substitutions may be made only with Landlord’s prior written approval. Such approval shall be granted, granted subject to specified reasonable conditions, or denied within ten (10) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors.

IV. PERFORMANCE OF WORK.

(a) Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as required under the Lease Document.

(b) Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.

(c) Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at the Building loading dock and freight elevator, at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed before 7:00 a.m. or after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.

(d) Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the Property’s waste containers. Tenant shall be permitted to place a trash dumpster at the Building loading dock. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease Document.

(e) Completion and General Requirements. Tenant shall use commercially reasonable efforts to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Additional Premises Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Additional Premises Commencement Date or commencement of Rent under the Lease Document, except to the extent of the following, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Additional Premises Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby: (i) one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, and (ii) any delay in the Work caused by fire or other casualty damage, war or civil disorder, strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes or other events outside of Tenant’s reasonable control (excluding delays resulting from changes in economic or market conditions, or financial or internal problems of Tenant and excluding delays by the City of Sandy Springs in processing building permits or delays caused by Tenant’s request for a two-phase permit), collectively, “Force Majeure”, which shall delay the Additional Premises Commencement Date on a day-for-day basis. Force Majeure shall apply only so long as Tenant uses commercially reasonable diligence and good faith efforts to end the delay, and keeps Landlord reasonably advised of such efforts. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other occupants of the Property, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Property. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.

(f) Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property.

V. HVAC BALANCING. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.

VI. CERTAIN DEFINITIONS.

(a) “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.

(b) “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.

(c) “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).

VII. MISCELLANEOUS. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease Document. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall have faithfully complied with the Lease, and shall not have committed a material violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.

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